Southridge Announces Ethanol Development Plan

DALLAS, TX -- (MARKET WIRE) -- November 21, 2006 – Southridge Enterprises Inc. (OTCBB:SORD) (“Southridge” or the “Company”) is pleased to announce that it has signed an agreement with Agri Systems, the well-known U.S. ethanol consulting and engineering firm. In addition to consulting with Southridge generally, Agri Systems will now immediately design, engineer and construct the ethanol plant at Southridge’s facility in Quitman County, Mississippi. This will allow Southridge to rapidly move to initial production of an estimated 10,000,000 gallons per year, which will allow us a firm basis for expanding to reach our goal of 60,000,000 gallons per year. The Company is proceeding immediately with permitting, design approval and preparation at the site in cooperation with the local and State authorities. Based upon its discussions and meetings with authorities, the Company is confident that the entire process will now be greatly expedited.

Mr. Alex Smid, the Company’s President, states “Our excellent relationship with Agri Systems allows us to utilize industry experts at the outset of the design and construction process, allowing us to move ahead efficiently and prudently. Our engineering team will ensure that we are able to take full advantage of our superior facility and its ideal location, both in terms of receiving raw materials and shipping our final product.”

About Southridge Enterprises, Inc.

Southridge Enterprises is a renewable energy company with a mission to become a significant contributor to ethanol production in the southeastern region of the United States. The Company is focusing its efforts in an area which offers abundant supplies of corn, superior transportation infrastructure and expedited permitting processes. The Company is acquiring and developing ethanol production facilities and anticipates start-up of the first phase of these operations in 2007. Southridge Enterprises is headquartered in Dallas, Texas. For more information, please visit our website: www.southridgeethanol.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, successfully equipping the Quitman County plant for the production of ethanol, and the startup of production of in 2007, if at all.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage company in the alternative energy industry, its products and the entry into new markets for such products. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's current and periodic reports filed from time to time with the Securities and Exchange Commission.

On behalf of the Board of Directors,

Southridge Enterprises Inc.

Alex Smid, President and Director

Tel: 877-729-3835

www.southridgeethanol.com